Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares of Beneficial Interest, $0.01 par value, pursuant to Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan, as amended	Rule 457(c) and Rule 457(h)	100,000	$38.90(2)	$3,890,000	0.00014760	$574.16
Total Offering Amounts					$3,890,000		$574.16
Total Fee Offsets (3)							-
Net Fee Due							$574.16

(1) This Registration Statement on Form S-8 (this “Registration Statement”) covers 100,000 Common Shares of Beneficial Interest, $0.01 par value (“Common Shares”) of Universal Health Realty Income Trust (the “Registrant”) that may be awarded pursuant to Universal Health Realty Income Trust Amended and Restated 2007 Restricted Stock Plan, as amended (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of Common Shares being offered or issued pursuant to the Plan as a result of any stock split, stock dividend, recapitalization or similar transaction affecting such shares.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and (h) of the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low sales prices of the Common Shares, as reported on the New York Stock Exchange on June 10, 2024.

(3) There are no fee offsets.